Exhibit 10.9

Bruce Margetson

February 6, 2004

Dear Bruce:

I am pleased to offer you a position with Cortina Systems, Inc. (the “Company”) as Chief Financial Officer, effective upon your signing of this letter. You will receive an annual salary of $170,000, which will be paid in accordance with the Company’s normal payroll procedures. As a Company employee, you will also be eligible to receive certain employee benefits pursuant to the terms of Company benefit plans, as they may exist from time to time.

Subject to the approval of the Board of Directors of the Company (the “Board”), you will be granted an option to purchase 504,300 shares of the Company’s common stock. This option will be exercisable at an exercise price equal to the fair market value of the Company’s common stock on the date that the option is granted, as determined by the Board. This option shall vest, in accordance with the Company’s 2002 Equity Incentive Plan, subject to your continued employment with the Company. Upon a change of control (Acquisition by another Company) your stock vesting will be accelerated such that one half of the unvested portion of the option will be vested in case of: (a). Equivalent position is not identified and available (b). The position is eliminated.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. Normal working hours are from 9:00a.m. to 6:00p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition to your employment with the Company, you will be required to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You have told the Company that your signing of this letter, the issuance of the stock option to you, and your commencement of employment with the Company do not violate any agreement you have with your current employer; your signature confirms this representation.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration

February 6, 2004

conducted by the American Arbitration Association in Santa Clara County, California; provided, however that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Proprietary Information and Inventions Agreement, and return them to me. A duplicate original is enclosed for your records. This letter, along with the Proprietary Information and Inventions Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Cortina Systems, Inc.

Sincerely,

Cortina Systems, Inc.

/s/ Amir Nayyerhabibi
Amir Nayyerhabibi
President & CEO

ACCEPTED AND AGREED TO this
6th day of Feb., 2004.

/s/ Bruce Margetson
Bruce Margetson

Enclosures:	Duplicate Original Letter
Employment, Confidential Information, and Invention Assignment Agreement

Please indicate your start date below

1st Day of March, 2004